P. H. GLATFELTER COMPANY

Amendments to By-Laws

1.1 ANNUAL MEETING. An annual meeting of shareholders for the election of directors and the transaction of such other business as may properly come before the meeting shall be held on the date and time fixed and designated by the Board of Directors, but, if no such date and time is fixed and designated by the Board for a calendar year, then the meeting for such calendar year shall be held on the fourth Wednesday in April of such year at 10:00 A.M., if not a legal holiday, and, if a legal holiday, then on the next succeeding full business day which is not a legal holiday at the same hour.

1.3 PLACE. All meetings of the shareholders shall be held at the principal office of the Company, such other place within or without the Commonwealth of Pennsylvania as may be designated by the Board of Directors in the notice of a meeting, or by means of the Internet or other electronic communications technology in a fashion pursuant to which the shareholders have the opportunity to read or hear the proceedings substantially concurrently with their occurrence, vote on matters submitted to the shareholders and pose questions to the directors of the Company.

2.6 SPECIAL MEETINGS. Special meetings of the Board of Directors may be called by the Chairman of the Board, the Chief Executive Officer or the President. Notice of every special meeting shall be given to each director not later than the second day immediately preceding the day of such meeting in the case of notice by mail, telegram or courier service, and not later than the day immediately preceding the day of such meeting in the case of notice delivered personally or by telephone, telex, TWX, facsimile transmission, e-mail or other electronic communication. Such notice shall state the time and place of the meeting, but, except as otherwise provided in the by-laws, neither the business to be transacted at, nor the purpose of, any special meeting of the Board of Directors need be specified in the notice, or waiver of notice, of such meeting.

2.7 QUORUM AND ACTION BY UNANIMOUS CONSENT.

(a) Quorum. A majority of the directors in office shall constitute a quorum for the transaction of business but less than a quorum may adjourn from time to time to reconvene at such time and place as they may determine.

(b) Action by Unanimous Consent. Any action required or permitted to be taken at a meeting of the Board of Directors may be taken without a meeting if, prior or subsequent to the action, a consent or consents thereto by all of the directors in office is filed with the secretary of the Company. For the purposes of this Section 2.7(b), consent may be given by means of a physical written copy or transmitted by facsimile transmission, e-mail or similar electronic communications technology; provided that the means of giving consent shall enable the Company to keep a record of the consents in a manner satisfying the requirements of Section 107 of the Pennsylvania Associations Code.

2.10 PARTICIPATION IN MEETINGS BY COMMUNICATIONS EQUIPMENT. One or more directors may participate in a meeting of the Board of Directors or a committee of the Board by means of conference telephone or other electronic technology by means of which all persons participating in the meeting can hear each other. Directors so participating shall be deemed present at the meeting

5.1 FORM OF NOTICE. Whenever written notice is required to be given to any person under the provisions of the Pennsylvania Business Corporation Law of 1988 (as amended from time to time, the “Business Corporation Law”) or by the Articles of Incorporation or these by-laws, it may be given to the person: (i) by personal delivery, (ii) by facsimile number, e-mail or other electronic communication to his or her facsimile number or address for e-mail or other electronic communications supplied by him or her to the Company for the purpose of notice, or (iii) by sending a copy thereof by first class or express mail, postage prepaid, or by telegram (with messenger service specified), telex or TWX (with answer back received) or courier service, charges prepaid, to the address (or to the telex or TWX number) of the person appearing on the books of the Company or, in the case of notice to be given to a director, to the address (or to the telex or TWX number) supplied by the director to the Company for the purpose of notice. If the notice is sent by mail, telegraph or courier service, it shall be deemed to have been given to the person entitled thereto when deposited in the United States mail or with a telegraph office or courier service for delivery to that person or, in the case of telex or TWX, when dispatched. Notice given by facsimile transmission, e-mail or other electronic communication shall be deemed to have been given to the person entitled thereto when sent. A notice of meeting shall specify the place, day and hour of the meeting and any other information required by any other provision of the Business Corporation Law, the Articles or these by-laws.

5.2 ADJOURNED SHAREHOLDER MEETINGS. When a meeting of shareholders is adjourned, it shall not be necessary to give any notice of the adjourned meeting or of the business to be transacted at an adjourned meeting, other than by announcement at the meeting at which the adjournment is taken, unless the Board of Directors fixes a new record date for the adjourned meeting, in which event the notice shall be given in accordance with this section.

5.3 WAIVER OF NOTICE. Any notice required to be given under these by-laws may be effectively waived by the person entitled thereto by written waiver signed before or after the meeting to which such notice would relate or by attendance at such meeting otherwise than for the purpose of objecting, at the beginning of the meeting, to the transaction of any business because the meeting was not lawfully called or convened.